Exhibit 99.1

Sorrento to Present at Cowen and Company’s 35th Annual

Health Care Conference

SAN DIEGO, Feb. 23, 2015 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, today announced that Dr. Henry Ji, President and Chief Executive Officer, is scheduled to present a corporate overview at Cowen’s 35th Annual Health Care Conference on Mar 2, 2015 from 02:50 to 03:20 PM ET in Salon H to be followed by a breakout session from 03:30 - 04:00 PM ET in Salon I at the 4th floor of the Boston Marriott Copley Place Hotel.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, completed patient enrollment in the TRIBECA registrational trial in January. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, the company signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company – to focus on next generation immunotherapies for cancer and autoimmune diseases Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK (Chimeric Antigen Receptor Tumor-attacking Neukoplast®) immunotherapies for the treatment of cancer. The CAR.TNK™ technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

Sorrento Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057